Exhibit 99.1

Chelsea Therapeutics Announces FDA Advisory Committee Meeting Date for Review of NORTHERA(TM) NDA for the Treatment of Symptomatic NOH

Cardiovascular and Renal Drugs Advisory Committee Meeting Scheduled for February 23, 2012

CHARLOTTE, N.C., Jan. 3, 2012 (GLOBE NEWSWIRE) — Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) announced that the U.S. Food and Drug Administration (FDA) has scheduled a meeting of the Cardiovascular and Renal Drugs Advisory Committee on February 23, 2012 to review the New Drug Application (NDA) for NORTHERA™ (droxidopa). Northera is an orally active synthetic precursor of norepinephrine, for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure (Parkinson’s disease, multiple system atrophy and pure autonomic failure), dopamine beta hydroxylase deficiency and non-diabetic autonomic neuropathy.

The Northera NDA along with a request for Priority Review was submitted to the FDA on September 28th 2011. FDA previously granted Chelsea’s request for Priority Review, and, under the Prescription Drug User Fee Act (PDUFA), FDA’s goal is to review and act on the NDA by March 28, 2012. FDA grants Priority Review to drugs offering major advances in treatment, or providing a treatment where no adequate therapy exists.

The Cardiovascular and Renal Drugs Advisory Committee is an independent panel of experts that reviews and evaluates available data concerning the safety and effectiveness of products for use in the treatment of cardiovascular and renal disorders and makes appropriate recommendations to the FDA.

Background materials, when available, or changes to the Advisory Committee meetings calendar can be found on the FDA website at http://www.fda.gov/AdvisoryCommittees/Calendar/default.htm.

Public Participation Information

Interested persons may present data, information, or views, orally or in writing, on issues pending before the committee.

•	Written submissions may be made to the contact person on or before February 8, 2012.

•

Oral presentations from the public will be scheduled between approximately 1 p.m. and 2 p.m., February 23, 2012. Those desiring to make formal oral presentations should notify the contact person and submit a brief statement of the general nature of the evidence or arguments they wish to present, the names and addresses of proposed participants, and an indication of the approximate time requested to make their presentation on or before January 31, 2012.

Time allotted for each presentation may be limited. If the number of registrants requesting to speak is greater than can be reasonably accommodated during the scheduled open public hearing session, FDA may conduct a lottery to determine the speakers for the scheduled open public hearing session. The contact person will notify interested persons regarding their request to speak by February 1, 2012.

NOH is a chronic neurogenic disorder resulting from deficient release of norepinephrine that predominantly affects patients with primary autonomic failure, a group of diseases which includes Parkinson’s disease (PD), multiple system atrophy (MSA) and pure autonomic failure (PAF). Symptoms of NOH include: dizziness, lightheadedness, blurred vision, fatigue, poor concentration, and fainting episodes when a person assumes a standing position, often severely limiting a person’s ability to perform routine daily activities that require standing or walking for both short and long periods of time.

About NORTHERA™ (droxidopa)

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics’ pipeline, has been studied in two Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure — a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa previously demonstrated clinical benefits in treating both intradialytic hypotension and adult attention deficit hyperactivity disorder in Phase II trials and is currently being evaluated in an ongoing Phase II trial for the treatment of fibromyalgia.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of regulatory approvals; risks and costs of drug development, including the uncertainty of cost, timing and outcome of clinical trials; our need to raise operating capital; our reliance on our lead drug candidates droxidopa and CH-4051; our history of losses; reliance on collaborations and licenses; intellectual property risks; competition; market acceptance for our products, if any are approved for marketing; and reliance on key personnel including specifically Dr. Pedder.

CONTACT:	Investors:

Kathryn McNeil

Chelsea Therapeutics

704-973-4231

mcneil@chelseatherapeutics.com

Media:

Lauren Tortrete

Hill & Knowlton

212-885-0348

lauren.tortorete@hillandknowlton.com